Exhibit 99.1

Southern First Reports Results for Second Quarter 2021

Greenville, South Carolina, July 27, 2021 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three- and six- month periods ended June 30, 2021.

“We are incredibly excited about our performance in the second quarter of 2021,” stated Art Seaver, the company’s Chief Executive Officer. “Highlights from this quarter include solid earnings, significant growth in loans and deposits, and exciting recruiting success as we added talented new bankers in every market we serve.”

2021 Second Quarter Highlights
●	Net income improved to $10.3 million, a 120.7% increase over Q2 2020
●	Diluted earnings per common share improved to $1.29 per share, a 115.0% increase over Q2 2020
●	Total loans increased 10.7% to $2.3 billion at Q2 2021, compared to $2.0 billion at Q2 2020
●	Total deposits increased 5.6% to $2.3 billion at Q2 2021, compared to $2.2 billion at Q2 2020
●	Net interest margin improved to 3.50%, compared to 3.42% for Q2 2020

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
	2021	2021	2020	2020	2020
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$10,323	10,366	8,601	2,217	4,678
Earnings per common share, diluted	1.29	1.31	1.10	0.28	0.60
Total revenue(1)	25,052	27,177	27,947	28,221	28,981
Net interest margin (tax-equivalent)(2)	3.50%	3.60%	3.55%	3.52%	3.42%
Return on average assets(3)	1.61%	1.68%	1.38%	0.36%	0.77%
Return on average equity(3)	16.96%	18.22%	15.51%	4.03%	8.78%
Efficiency ratio(4)	53.87%	52.11%	52.04%	50.26%	43.63%
Noninterest expense to average assets (3)	2.10%	2.30%	2.36%	2.34%	2.09%
Balance Sheet ($ in thousands):
Total loans(5)	$2,254,135	2,183,682	2,142,867	2,078,540	2,036,801
Total deposits	2,310,892	2,258,751	2,142,758	2,181,056	2,188,643
Core deposits(6)	2,220,577	2,161,759	2,011,903	2,011,919	1,991,005
Total assets	2,650,183	2,579,922	2,482,587	2,479,411	2,482,295
Loans to deposits	97.54%	96.68%	100.01%	95.30%	93.06%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	14.98%	14.82%	14.40%	14.15%	13.76%
Tier 1 risk-based capital ratio	12.63%	12.43%	11.99%	11.73%	11.37%
Leverage ratio	10.27%	10.12%	9.70%	9.47%	9.38%
Common equity tier 1 ratio(8)	12.00%	11.79%	11.34%	11.07%	10.72%
Tangible common equity(9)	9.50%	9.28%	9.20%	8.82%	8.71%
Asset Quality Ratios:
Nonperforming assets/ total assets	0.27%	0.30%	0.37%	0.42%	0.36%
Classified assets/tier one capital plus allowance for loan losses	13.36%	14.42%	8.18%	7.00%	7.51%
Loans 30 days or more past due	0.14%	0.12%	0.17%	0.26%	0.40%
Net charge-offs/average loans(5) (YTD annualized)	0.00%	0.07%	0.10%	0.11%	0.12%
Allowance for loan losses/loans(5)	1.86%	1.99%	2.06%	2.03%	1.55%
Allowance for loan losses/nonaccrual loans	619.47%	557.47%	547.14%	482.43%	350.74%
[Footnotes to table located on page 6]

INCOME STATEMENTS – Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(in thousands, except per share data)	2021	2021	2020	2020	2020
Interest income
Loans	$22,409	22,465	23,171	23,042	23,554
Investment securities	269	301	325	310	384
Federal funds sold	53	47	51	63	53
Total interest income	22,731	22,813	23,547	23,415	23,991
Interest expense
Deposits	920	1,155	1,861	2,393	3,627
Borrowings	381	385	383	385	590
Total interest expense	1,301	1,540	2,244	2,778	4,217
Net interest income	21,430	21,273	21,303	20,637	19,774
Provision (reversal) for loan losses	(1,900)	(300)	2,300	11,100	10,200
Net interest income after provision for loan losses	23,330	21,573	19,003	9,537	9,574
Noninterest income
Mortgage banking income	1,983	4,633	5,064	6,277	5,776
Service fees on deposit accounts	173	185	190	211	197
ATM and debit card income	521	470	483	465	394
Income from bank owned life insurance	331	267	281	270	270
Net lender and referral fees on PPP loans	268	-	-	-	2,247
Other income	346	349	626	361	323
Total noninterest income	3,622	5,904	6,644	7,584	9,207
Noninterest expense
Compensation and benefits	6,823	6,683	6,836	6,666	6,394
Mortgage production costs	2,264	2,867	3,057	2,666	2,368
Occupancy	1,550	1,637	1,596	1,601	1,496
Other real estate owned expenses	1	387	550	673	-
Outside service and data processing costs	1,238	1,142	1,052	1,046	1,055
Insurance	262	301	385	377	298
Professional fees	498	421	501	395	475
Marketing	201	182	146	165	86
Other	658	542	421	594	472
Total noninterest expenses	13,495	14,162	14,544	14,183	12,644
Income before provision for income taxes	13,457	13,315	11,103	2,938	6,137
Income tax expense	3,134	2,949	2,502	721	1,459
Net income available to common shareholders	$10,323	10,366	8,601	2,217	4,678

Earnings per common share – Basic	$1.32	1.33	1.11	0.29	0.61
Earnings per common share – Diluted	1.29	1.31	1.10	0.28	0.60
Basic weighted average common shares	7,848	7,807	7,741	7,732	7,722
Diluted weighted average common shares	7,988	7,941	7,836	7,815	7,819
[Footnotes to table located on page 6]

Net income for the second quarter of 2021 was $10.3 million, or $1.29 per diluted share, a slight decrease from the first quarter of 2021 and a $5.6 million increase from the second quarter of 2020. Net interest income increased $157 thousand for the second quarter of 2021, compared with the first quarter of 2021, and increased $1.7 million, or 8.4%, compared to the second quarter of 2020. While our interest expense continues to decrease compared to the prior periods, our interest income has also been reduced due to lower market rates.

The provision for loan losses decreased $1.6 million from the first quarter of 2021 and $12.1 million from the second quarter of 2020, resulting in a negative provision of $1.9 million for the second quarter of 2021, compared to a negative provision of $300 thousand for the first quarter of 2021 and $10.2 million for the second quarter of 2020. The negative provision for the second quarter of 2021 was driven by a reduction in the historical loss percentages of our various loan categories.

Noninterest income totaled $3.6 million for the second quarter of 2021, a $2.3 million decrease from the first quarter of 2021 and a $5.6 million decrease from the second quarter of 2020. As the largest component of our noninterest income, mortgage banking income was the driving factor in the decrease in noninterest income from the prior quarter and the prior year due to less loan origination volume and significantly fewer refinance transactions. In addition, during the second quarter of 2021, net lender and referral fees on Paycheck Protection Program (“PPP”) loans totaled $268 thousand related to referral fees received on loans originated through the second round of the PPP. In comparison, net lender and referral fees on PPP loans for the second quarter of 2020 totaled $2.2 million related to SBA lender fee income received on the first round of PPP loans originated and then sold to a third party.

Noninterest expense for the second quarter of 2021 decreased $667 thousand compared with the first quarter of 2021 and increased $851 thousand compared with the second quarter of 2020. The variances from the prior quarter were driven by compensation and benefits expense, mortgage production costs and other real estate owned expenses while the variances from the prior year were driven by compensation and benefits expense, outside service and data processing costs, marketing expenses and other noninterest expenses.

Our effective tax rate was 23.3% for the second quarter of 2021, 22.1% for the first quarter of 2021, and 23.8% for the second quarter of 2020. The lower effective tax rate in the first quarter of 2021 related to the favorable tax impact of stock option transactions during the quarter.

NET INTEREST INCOME AND MARGIN - Unaudited

	For the Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense Rate(3)		Balance	Expense	Rate(3)	Balance	Expense	Rate(3)

Interest-earning assets
Federal funds sold and interest-bearing deposits	$119,211	$53	0.18%	$89,522	$47	0.21%	$100,009	$53	0.21%
Investment securities, taxable	85,306	212	1.00%	85,136	245	1.17%	68,669	339	1.99%
Investment securities, nontaxable(2)	11,599	74	2.56%	11,000	73	2.68%	6,749	58	3.48%
Loans(10)	2,240,236	22,409	4.01%	2,209,569	22,465	4.12%	2,150,717	23,554	4.40%
Total interest-earning assets	2,456,352	22,748	3.71%	2,395,227	22,830	3.87%	2,326,144	24,004	4.15%
Noninterest-earning assets	117,836			101,932			107,054
Total assets	$2,574,188			$2,497,159			$2,433,198
Interest-bearing liabilities
NOW accounts	$298,446	46	0.06%	$280,737	46	0.07%	$252,465	91	0.14%
Savings & money market	1,131,391	580	0.21%	1,084,467	586	0.22%	975,539	2,069	0.85%
Time deposits	175,612	294	0.67%	213,378	523	0.99%	318,379	1,467	1.85%
Total interest-bearing deposits	1,605,449	920	0.23%	1,578,582	1,155	0.30%	1,546,383	3,627	0.94%
FHLB advances and other borrowings	44	2	18.23%	2,809	5	0.72%	80,898	175	0.87%
Subordinated debentures	36,035	379	4.22%	36,008	380	4.28%	35,926	415	4.65%
Total interest-bearing liabilities	1,641,528	1,301	0.32%	1,617,399	1,540	0.39%	1,663,207	4,217	1.02%
Noninterest-bearing liabilities	688,576			648,969			555,746
Shareholders’ equity	244,084			230,791			214,245
Total liabilities and shareholders’ equity	$2,574,188			$2,497,159			$2,433,198
Net interest spread			3.39%			3.48%			3.13%
Net interest income (tax equivalent) / margin		$21,447	3.50%		$21,290	3.60%		$19,787	3.42%
Less: tax-equivalent adjustment(2)		17			17			13
Net interest income		$21,430			$21,273			$19,774
[Footnotes to table located on page 6]

Net interest income was $21.4 million for the second quarter of 2021, a slight increase from the first quarter of 2021, resulting from a $239 thousand decrease in interest expense, partially offset by an $82 thousand decrease in interest income, on a tax-equivalent basis. The decrease in interest income was driven by a reduction in yield on our interest-earning assets, while the decrease in interest expense was driven by a reduction in cost of our interest-bearing deposits. In comparison to the second quarter of 2020, net interest income increased $1.7 million resulting primarily from lower deposit costs, partially offset by lower yields on interest-earning assets. Our net interest margin, on a tax-equivalent basis, was 3.50% for the second quarter of 2021, a 10-basis point decrease from 3.60% for the first quarter of 2021 and an eight basis point increase from 3.42% for the second quarter of 2020. Compression in yield on our interest-earning assets resulted in the lower net interest margin for the second quarter of 2021 compared to the first quarter of 2021. However, reduced rates on our interest-bearing liabilities were only partially offset by lower yields on our interest-earning assets, resulting in the improved net interest margin for the second quarter of 2021 compared to the prior year period.

BALANCE SHEETS - Unaudited

	Ending Balance
	June 30	March 31	December 31	September 30	June 30
(in thousands, except per share data)	2021	2021	2020	2020	2020
Assets
Cash and cash equivalents:
Cash and due from banks	$17,093	12,621	12,920	14,916	47,292
Federal funds sold	61,377	68,456	66,023	83,106	87,743
Interest-bearing deposits with banks	75,327	74,268	21,744	64,893	103,371
Total cash and cash equivalents	153,797	155,345	100,687	162,915	238,406
Investment securities:
Investment securities available for sale	91,232	92,997	94,729	87,991	70,997
Other investments	2,770	1,770	3,635	2,589	2,610
Total investment securities	94,002	94,767	98,364	90,580	73,607
Mortgage loans held for sale	36,427	57,073	60,257	63,823	44,169
Loans (5)	2,254,135	2,183,682	2,142,867	2,078,540	2,036,801
Less allowance for loan losses	(41,912)	(43,499)	(44,149)	(42,219)	(31,602)
Loans, net	2,212,223	2,140,183	2,098,718	2,036,321	2,005,199
Bank owned life insurance	49,200	48,869	41,102	40,821	40,551
Property and equipment, net	69,193	61,710	60,236	61,386	61,344
Deferred income taxes	25,025	9,813	9,518	6,510	4,017
Other assets	10,316	12,162	13,705	17,055	15,002
Total assets	$2,650,183	2,579,922	2,482,587	2,479,411	2,482,295
Liabilities
Deposits	$2,310,892	2,258,751	2,142,758	2,181,056	2,188,643
Federal Home Loan Bank advances	-	-	25,000	-	-
Subordinated debentures	36,052	36,025	35,998	35,971	35,944
Other liabilities	51,580	45,624	50,537	43,635	41,554
Total liabilities	2,398,524	2,340,400	2,254,293	2,260,662	2,266,141
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	79	79	78	77	77
Nonvested restricted stock	(1,173)	(1,075)	(698)	(989)	(1,001)
Additional paid-in capital	112,604	111,181	108,831	108,337	108,031
Accumulated other comprehensive income (loss)	400	(90)	1,023	865	805
Retained earnings	139,749	129,427	119,060	110,459	108,242
Total shareholders’ equity	251,659	239,522	228,294	218,749	216,154
Total liabilities and shareholders’ equity	$2,650,183	2,579,922	2,482,587	2,479,411	2,482,295
Common Stock
Book value per common share	$31.86	30.58	29.37	28.27	27.95
Stock price:
High	55.26	54.09	35.80	27.96	30.49
Low	47.61	35.15	24.15	23.30	24.21
Period end	51.16	46.88	35.35	24.15	27.71
Common shares outstanding	7,900	7,853	7,773	7,738	7,735
[Footnotes to table located on page 6]

ASSET QUALITY MEASURES - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2021	2021	2020	2020	2020
Nonperforming Assets
Commercial
Owner occupied RE	$-	-	-	-	-
Non-owner occupied RE	1,048	1,127	1,143	1,059	2,428
Construction	-	135	139	143	-
Commercial business	37	190	195	201	229
Consumer
Real estate	2,372	2,762	2,536	2,518	1,324
Home equity	426	439	547	632	360
Construction	-	-	-	-	-
Other	-	-	-	-	-
Nonaccruing troubled debt restructurings	2,883	3,150	3,509	4,198	4,669
Total nonaccrual loans	6,766	7,803	8,069	8,751	9,010
Other real estate owned	366	-	1,169	1,684	-
Total nonperforming assets	$7,132	7,803	9,238	10,435	9,010
Nonperforming assets as a percentage of:
Total assets	0.27%	0.30%	0.37%	0.42%	0.36%
Total loans	0.32%	0.36%	0.43%	0.50%	0.44%
Accruing troubled debt restructurings (TDRs)	$4,622	4,379	4,893	5,277	7,332
Classified assets/tier 1 capital plus allowance for loan losses	13.36%	14.42%	8.18%	7.00%	7.51%

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2021	2021	2020	2020	2020
Allowance for Loan Losses
Balance, beginning of period	$43,499	44,149	42,219	31,602	22,462
Loans charged-off	(8)	(406)	(1,000)	(1,064)	(1,083)
Recoveries of loans previously charged-off	321	56	630	581	23
Net loans recovered (charged-off)	313	(350)	(370)	(483)	(1,060)
Provision for loan losses	(1,900)	(300)	2,300	11,100	10,200
Balance, end of period	$41,912	43,499	44,149	42,219	31,602
Allowance for loan losses to gross loans	1.86%	1.99%	2.06%	2.03%	1.55%
Allowance for loan losses to nonaccrual loans	619.47%	557.47%	547.14%	482.43%	350.74%
Net charge-offs to average loans QTD (annualized)	(0.06%)	0.07%	0.07%	0.09%	0.20%

Total nonperforming assets decreased by $671 thousand to $7.1 million for the second quarter of 2021, compared to the first quarter of 2021, and by $1.9 million from the second quarter of 2020. Nonperforming assets represented 0.27% of total assets at June 30, 2021, compared to 0.30% and 0.36% at March 31, 2021 and June 30, 2020, respectively. The allowance for loan losses as a percentage of nonaccrual loans was 619.47% at June 30, 2021, compared to 557.47% at March 31, 2021 and 350.74% at June 30, 2020. During the second quarter of 2021, our classified asset ratio declined to 13.36% from 14.42% as of March 31, 2021. The higher ratio during the first quarter of 2021 was a result of seven, or $26.2 million in the aggregate, hotel loans that were downgraded to substandard. We believe that the hospitality and tourism industry is still at risk for credit loss due to reduced business and recreational travel in our markets. We will not know the depth of the impact of the pandemic on the hospitality and tourism industry until a significant portion of the population has received the vaccine and travel resumes to normal levels. Downgrading these loans reflects our commitment to closely monitor our most at-risk clients.

On June 30, 2021, the allowance for loan losses was $41.9 million, or 1.86% of total loans, compared to $43.5 million, or 1.99% of total loans, at March 31, 2021 and $31.6 million, or 1.55% of total loans, at June 30, 2020. For the second quarter of 2021, there were net recoveries of $313 thousand, or (0.06%) annualized, compared to net charge-offs of $350 thousand, or 0.07%, annualized, for the first quarter of 2021. Net charge-offs were $1.06 million for the second quarter of 2020. There was a negative provision for loan losses of $1.9 million for the second quarter of 2021 compared to a negative provision of $300 thousand for the first quarter of 2021 and a $10.2 million provision for the second quarter of 2020. The negative provision for the quarter ended June 30, 2021 was driven by a reduction in the historical loss percentages of our various loan categories.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2021	2021	2020	2020	2020
Commercial
Owner occupied RE	$452,130	448,505	433,320	419,316	420,858
Non-owner occupied RE	600,094	584,187	585,269	570,139	554,566
Construction	60,786	51,996	61,467	64,063	71,761
Business	307,933	303,895	307,599	303,760	310,212
Total commercial loans	1,420,943	1,388,583	1,387,655	1,357,278	1,357,397
Consumer
Real estate	605,026	574,541	536,311	496,684	437,742
Home equity	149,789	154,157	156,957	161,795	173,739
Construction	48,077	44,170	40,525	39,355	45,629
Other	30,300	22,231	21,419	23,428	22,294
Total consumer loans	833,192	795,099	755,212	721,262	679,404
Total gross loans, net of deferred fees	2,254,135	2,183,682	2,142,867	2,078,540	2,036,801
Less—allowance for loan losses	(41,912)	(43,499)	(44,149)	(42,219)	(31,602)
Total loans, net	$2,212,223	2,140,183	2,098,718	2,036,321	2,005,199

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2021	2021	2020	2020	2020
Non-interest bearing	$658,758	677,282	576,610	575,195	573,548
Interest bearing:
NOW accounts	316,744	304,530	268,739	284,490	285,953
Money market accounts	1,136,315	1,064,659	1,042,745	1,025,518	1,006,233
Savings	33,442	31,589	27,254	23,837	22,675
Time, less than $100,000	29,179	31,856	36,454	38,510	41,610
Time and out-of-market deposits, $100,000 and over	136,454	148,835	190,956	233,506	258,624
Total deposits	$2,310,892	2,258,751	2,142,758	2,181,056	2,188,643

Footnotes to tables:
(1) Total revenue is the sum of net interest income and noninterest income.
(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(3) Annualized for the respective three-month period.
(4) Noninterest expense divided by the sum of net interest income and noninterest income.
(5) Excludes mortgage loans held for sale.
(6) Excludes out of market deposits and time deposits greater than $250,000.
(7) June 30, 2021 ratios are preliminary.
(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.
(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(10) Includes mortgage loans held for sale.

ABOUT SOUTHERN FIRST BANCSHARES
Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly-owned subsidiary, Southern First Bank, is the largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $2.7 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” and “project,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the national political turmoil as well as continuing impact of the novel coronavirus, or COVID-19, on the economies and communities the company serves, which may have an adverse impact on the company’s business, operations and performance, and could have a negative impact on the company’s credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to the U.S. presidential administration and Congress on the regulatory landscape, capital markets, and the response to and management of the COVID-19 pandemic; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (7) changes in interest rates, which may affect the company’s net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; and (8) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL CONTACT: MIKE DOWLING 864-679-9070

MEDIA CONTACT: ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com